Exhibit 99.1

BRE CORPORATE NEWS Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES APPOINTS TWO NEW MEMBERS

TO BOARD OF DIRECTORS

November 2, 2009 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today announced the appointment of Thomas P. Sullivan and Jeffrey T. Pero to the company’s board of directors, effective December 1, 2009. The appointment of two new directors, which increases the board to 12 members, is part of an ongoing board succession plan, implemented as current members near retirement age. Edward E. Mace, a current BRE director, is scheduled to retire May 2010.

Sullivan, a partner at Wilson Meany Sullivan; and Pero, a retired partner at Latham & Watkins, LLP, will serve on the board as independent directors. Sullivan will serve on the real estate and audit committees; Pero will serve on the audit, and nominating and governance committees.

“BRE is pleased to welcome Tom Sullivan and Jeff Pero, two highly successful, well-respected individuals with a wealth of experience in virtually every aspect of our business, to our board,” said Constance B. Moore, BRE’s president and CEO. “For more than 20 years, Tom has been instrumental in the development of landmark office and retail properties in the San Francisco Bay area. For the past 10 years, Jeff served as our primary outside counsel. In the current business and regulatory environment, his legal and transactional expertise will add an important competency to the board.”

Sullivan is a founding partner of Wilson Meany Sullivan (WMS), a San Francisco-based, privately owned real estate investment and development firm focused on urban infill locations in the Western United States. At WMS, Sullivan’s focus is company management, identification of investment opportunities, major transactions, and debt and equity financing. Sullivan played a major role in the development of large-scale, technologically innovative projects in San Francisco, most notably Foundry Square, the Ferry Building and 250 Embarcadero (headquarters of Gap Inc.).

Prior to WMS, Sullivan served as president of Wilson/Equity Office, a joint venture with Equity Office Properties Trust; and as senior vice president at William Wilson & Associates. Both companies were predecessors of WMS, which was formed by development partners of each entity in 2003.

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BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com

Sullivan is a member of the policy advisory board of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, and the board of the Bay Area Council; he also is chair of the council’s Urban Development Working Group. He holds a bachelor’s degree from the University of Illinois at Urbana-Champaign; a professional diploma in real estate investment analysis from New York University; and a M.B.A. from the University of California, Berkeley, Haas School of Business.

Pero, who recently retired from Latham & Watkins (LW), an international law firm, has been engaged in the practice of law since 1971. As partner, his focus was public and private debt and equity financings; mergers and acquisitions; corporate governance; and compliance with U.S. securities laws. He has lectured extensively on these topics in the United States and England. Pero also served as primary outside counsel to several publicly traded companies, including BRE. He served as the managing partner of the LW London office from 1990 to 1994.

Pero is a member of the State Bar of California. He received a bachelor’s degree from the University of Notre Dame and a juris doctor degree from the New York University School of Law.

About BRE Properties

BRE Properties, based in San Francisco, Calif., owns and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 74 apartment communities totaling 21,485 units in California, Arizona and Washington. The company invests in communities through acquisition and development, and currently has five properties in various stages of development and construction, totaling 1,526 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units. BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our Web site at www.breproperties.com. (Property data as of 06/30/09)

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BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no obligation to update this information. For more details, refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com